Newtek Merchant Solutions, LLC and Subsidiary (A Wholly-owned Subsidiary of NBSH Holdings, LLC Consolidated Financial Statements and Independent Auditor’s Report December 31, 2021

Newtek Merchant Solutions, LLC and Subsidiary Index Year Ended December 31, 2021 Page: Independent Auditor’s Report 1-2 Consolidated Financial Statements Consolidated Balance Sheet 3 Consolidated Statement of Income 4 Consolidated Statement of Changes in Member's Equity 5 Consolidated Statement of Cash Flows 6 Notes to Consolidated Financial Statements 7 - 13

INDEPENDENT AUDITOR’S REPORT To the Board of Directors and Stockholder of Newtek Merchant Solutions, LLC and Subsidiary Opinion We have audited the accompanying consolidated financial statements of Newtek Merchant Solutions, LLC and Subsidiary (“NMS”), a wholly-owned subsidiary of NBSH Holdings LLC, which comprise the consolidated balance sheet as of December 31, 2021, and the related consolidated statement of income, changes in member’s equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Newtek Merchant Solutions, LLC and Subsidiary as of December 31, 2021, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America. Basis for Opinion We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of Newtek Merchant Solutions, LLC and Subsidiary and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Responsibility of Management’s for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Newtek Merchant Solutions, LLC and Subsidiary’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued. Auditor’s Responsibility for the Audit of the Consolidated Financial Statements Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements. 1

In performing an audit in accordance with generally accepted auditing standards, we:  Exercise professional judgment and maintain professional skepticism throughout the audit.  Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Newtek Merchant Solutions, LLC and Subsidiary’s internal control. Accordingly, no such opinion is expressed.  Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.  Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Newtek Merchant Solutions, LLC and Subsidiary’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit. Melville, New York February 24, 2022 2

Newtek Merchant Solutions, LLC and Subsidiary Consolidated Balance Sheet December 31, 2021 3 Current assets: Cash $ 6,198,459 Accounts receivable 3,252,940 Prepaid expenses and other current assets 192,492 Inventory, net 320,643 9,964,534 Fixed assets, net 444,311 Restricted cash 474,309 Customer merchant accounts, net 496,898 Due from related parties 321,018 Investment in Biller Genie 200,000 Notes receivable - related party 11,450,000 Goodwill 13,813,812 Total assets $ 37,164,882 Liabilities and Member's Equity Current liabilities: Accounts payable and accrued expenses $ 1,327,022 Residuals payable 1,228,920 Chargeback reserves 1,073,213 Due to related parties 511,836 Bank notes payable, current 4,812,500 Total current liabilities 8,953,491 Bank notes payable, long-term, net (Note 7) 20,290,874 Total liabilities 29,244,365 Commitments and contingencies (Note 11) Member's equity 7,920,517 Total liabilities and member's equity $ 37,164,882 See accompanying notes to these consolidated financial statements

Newtek Merchant Solutions, LLC and Subsidiary Consolidated Statement of Income December 31, 2021 4 2021 Revenues Electronic payment processing $ 38,374,865 Expenses Electronic payment processing costs 17,349,461 Salaries and benefits 6,596,072 Professional fees 362,106 Depreciation and amortization 757,630 Other general and administrative costs 1,324,013 Total expenses 26,389,282 Income from operations 11,985,583 Interest expense, net (917,187) Interest income - related parties 387,440 Total other expenses (529,747) Net income $ 11,455,836 See accompanying notes to these consolidated financial statements

Newtek Merchant Solutions, LLC and Subsidiary Consolidated Statement of Changes in Member's Equity December 31, 2021 5 Member’s Equity Balance - January 1, 2021 $ 5,835,385 Net income 11,455,836 Contribution from member 389,352 Distributions (9,760,056) Balance - December 31, 2021 $ 7,920,517 See accompanying notes to these consolidated financial statements

Newtek Merchant Solutions, LLC and Subsidiary Consolidated Statement of Cash Flows December 31, 2021 6 Cash flows from operating activities: Net income $ 11,455,836 Adjustments to reconcile net income to net cash used in operating activities: Depreciation and amortization 757,630 Amortization of deferred financing costs 149,116 Stock compensation expense 389,352 Changes in operating assets and liabilities: Accounts receivable (416,832) Prepaid expenses and other current assets 101,471 Inventory (153,323) Accounts payable and accrued expenses (1,565,218) Due to/from related parties 74,470 Net cash provided by operating activities 10,792,502 Cash flows from investing activities: Proceeds from related party note 12,640,000 Purchase of investment (200,000) Purchase of fixed assets (199,245) Net cash provided by investing activities 12,240,755 Cash flows from financing activities: Dividends paid to shareholder (9,428,537) Distribution to parent (331,519) Repayments of the line of credit (7,500,000) Principal payments to Webster Bank (3,500,000) Net cash used in financing activities (20,760,056) Net increase in cash and restricted cash 2,273,201 Cash - beginning of year 4,399,567 Cash - end of year $ 6,672,768 Supplemental disclosure of cash flow activities: Interest paid $ 884,415 See accompanying notes to these consolidated financial statements

Newtek Merchant Solutions, LLC and Subsidiary Notes to Consolidated Financial Statements December 31, 2021 7 1. Organization, Basis of Presentation and Description of Business Newtek Merchant Solutions, LLC (“NMS”) was organized as a limited liability company (“LLC”) under the laws of the State of Wisconsin and is a wholly-owned subsidiary of NBSH Holdings, LLC (“NBSH”). NBSH was organized on November 1, 2018 under the laws of the State of New York and is a wholly-owned subsidiary of Newtek Business Services Holdco 1, Inc. (“Holdco”) which was incorporated on June 5, 2015 under the laws of the State of New York and is a wholly-owned subsidiary of Newtek Business Services Corp. (“Newtek”). The accompanying consolidated financial statements include the accounts of NMS and its wholly-owned subsidiary, UPSWI Sales (“UPS Sales”), which are collectively hereinafter referred to as the “Company”. All significant intercompany accounts and transactions have been eliminated in these consolidated financial statements. The Company markets credit and debit card processing services, check approval services and ancillary processing equipment and software to merchants who accept credit cards, debit cards, checks and other noncash forms of payment. 2. Significant Accounting Policies Use of Estimates The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates, by their nature, are based on judgment and available information. Actual results could differ from those estimates. Estimates that are particularly susceptible to significant changes in the near term relate to the determination of the reserve for chargeback losses. Financial Instruments The Company’s financial instruments include cash, accounts receivable, notes receivable from related party, accounts payable, residuals payable, line of credit and bank notes payable. The carrying amount of cash, accounts receivable, accounts payable and residuals payable approximate fair value due to their short-term maturities. The carrying amounts of notes receivable from related party, line of credit and bank notes payable approximate fair value due to the variable interest rate they carry. Cash Invested cash is held exclusively at financial institutions of high credit quality. As of December 31, 2021, cash deposits in excess of insured amounts totaled approximately $5,749,000. Restricted Cash Under the terms of the processing agreements between NMS and its processing banks, NMS maintains cash accounts as reserves against chargeback losses. As the Company receives fees from the processing bank, a certain percentage is allocated to the cash reserve account. The following table provides a reconciliation of cash and restricted cash reported within the balance sheet that sum to the total of the same such amounts shown in the statement of cash flows at December 31, 2021. Cash $ 6,198,459 Restricted cash 474,309 Total cash and restricted cash $ 6,672,768

Newtek Merchant Solutions, LLC and Subsidiary Notes to Consolidated Financial Statements December 31, 2021 8 Accounts Receivable Accounts receivable represent amounts owed to the Company by third parties for electronic payment processing and related residuals. The Company estimates losses on accounts receivable based on known troubled accounts and historical experience of losses incurred. The Company determined no reserve for uncollectible accounts was necessary at December 31, 2021. Inventory Inventory consists primarily of equipment to be installed in merchant locations to enable the merchants to process electronic transactions. Inventory is stated at the lower of cost or net realizable value, which is determined on a FIFO (first in-first out) basis. Fixed Assets Fixed assets, which are comprised of terminals, software, telephone systems, computer equipment, automobile, website and leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation of fixed assets is provided on a straight-line basis using estimated useful lives of the related assets ranging from three to seven years. Amortization of leasehold improvements is provided on a straight-line basis using the lesser of the useful life of the asset, which is generally three to five years, or lease term. Software Development Costs The Company capitalizes certain software development costs for internal use. Costs incurred during the preliminary project stage are expensed as incurred, while application stage projects are capitalized. The latter costs are typically employee and/or consulting services directly associated with the development of the internal use software. Software and website costs are included in fixed assets in the accompanying consolidated balance sheets. Amortization commences once the software and website costs are ready for their intended use and are amortized using the straight-line method over the estimated useful life, typically three years. Goodwill and Customer Merchant Accounts Goodwill is an indefinite lived asset, which is not amortized and is instead subject to impairment testing, at least annually. Customer merchant accounts with finite lives are amortized over an estimated useful life of 30 or 66 months (See Note 5). The Company considers the following to be some examples of indicators that may trigger an impairment review outside of its annual impairment review: (i) significant under-performance or loss of key contracts acquired in an acquisition relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of the acquired assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in the Company’s fair value for a sustained period of time; and (vi) regulatory changes. In assessing the recoverability of the Company’s goodwill and customer merchant accounts, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. These include estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the Company, the period over which cash flows will occur, and determination of the Company’s cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and conclusions on impairment. Revenue Recognition Revenues are recognized when control of the promised goods or services is transferred to the Company's customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. To achieve this core principle, the Company applies the following five steps: Revenues are recognized when control of the promised goods or services is transferred to the Company's customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. To achieve this core principle, the Company applies the following five steps: 1. Identify the contract with a customer 2. Identify the performance obligations in the contract 3. Determine the transaction price 4. Allocate the transaction price to the performance obligations in the contract 5. Recognize revenue when or as the Company satisfies a performance obligation

Newtek Merchant Solutions, LLC and Subsidiary Notes to Consolidated Financial Statements December 31, 2021 9 Revenue is recognized net of taxes collected from customers, which are subsequently remitted to governmental authorities. Revenue is primarily derived from electronic payment processing and related fee income. Electronic payment processing and fee income Electronic payment processing and fee income is derived from the electronic processing of credit and debit card transactions that are authorized and captured through third-party networks. Typically, merchants are charged for these processing services by applying a percentage to the dollar amount of each transaction plus a flat fee per transaction. Certain merchant customers are charged miscellaneous fees, including fees for handling charge-backs or returns, monthly minimum fees, statement fees and fees for other miscellaneous services. Revenues derived from the electronic processing of MasterCard®, Visa®, American Express® and Discover® sourced credit and debit card transactions are reported gross of amounts paid to sponsor banks. The Company's performance obligations are to stand ready to provide holistic electronic payment processing services consisting of a series of distinct elements that are substantially the same and have the same pattern of transfer over time. The Company’s promise to its customers is to perform an unknown or unspecified quantity of tasks and the consideration received is contingent upon the customers’ use (i.e., number of payment transactions processed, number of cards on file, etc.); as such, the total transaction price is variable. The Company allocates the variable fees charged to the day in which it has the contractual right to bill under the contract. ASU 2014-09, "Revenues from Contracts with Customers (“Topic 606”)" (“ASC 606”) requires that the Company determine for each customer arrangement whether revenue should be recognized at a point in time or over time. For the year ended December 31, 2021 substantially all of the Company’s revenues were recognized at a point in time. ASC 606 requires disclosure of the aggregate amount of the transaction price allocated to unsatisfied performance obligations; however, as permitted by ASC 606, the Company has elected to exclude from this disclosure any contracts with an original duration of one year or less and any variable consideration that meets specified criteria. As described above, the Company’s most significant performance obligations consist of variable consideration under a stand-ready series of distinct days of service. Such variable consideration meets the specified criteria for the disclosure exclusion; therefore, the majority of the aggregate amount of transaction price that is allocated to performance obligations that have not yet been satisfied is variable consideration that is not required for this disclosure. The aggregate fixed consideration portion of customer contracts with an initial contract duration greater than one year is not material. Interest income Interest income from a related party is recorded on an accrual basis, when earned, based on the current lending rate in place. Reserve for Losses on Merchant Accounts Disputes between a cardholder and a merchant periodically arise as a result of, among other things, cardholder dissatisfaction with merchandise quality or merchant services. Such disputes may not be resolved in the merchant’s favor. In these cases, the transaction is “charged back” to the merchant, which means the purchase price is refunded to the customer through the merchant’s acquiring bank and charged to the merchant. If the merchant has inadequate funds, the Company or, under limited circumstances, the Company and the acquiring bank, must bear the credit risk for the full amount of the transaction. The Company evaluates its risk for such transactions and estimates its potential loss for charge- backs based primarily on historical experience and other relevant factors. The Company records reserves for charge-backs and contingent liabilities when such amounts are deemed to be probable and estimable. The required reserves may change in the future due to new developments, including, but not limited to, changes in litigation or increased charge-back exposure as the result of merchant insolvency, liquidation, or other reasons. The required reserves are reviewed periodically to determine if adjustments are required. Electronic Payment Processing Costs Electronic payment processing costs consist principally of costs directly related to the processing of merchant sales volume, bank processing fees and costs paid to third-party processing networks. Such costs are recognized at the time the merchant transactions are processed or when the services are performed.

Newtek Merchant Solutions, LLC and Subsidiary Notes to Consolidated Financial Statements December 31, 2021 10 In addition to costs directly related to the processing of merchant sales volume, electronic payment processing costs also include residual expenses. Residual expenses represent fees paid to third-party sales referral sources. Residual expenses are paid in accordance with contracted terms. These are generally linked to revenues derived from merchants successfully referred to the Company and that begin using the Company for merchant processing services. Such residual expenses are recognized in the Company’s consolidated statements of income. During the year ended December 31, 2021, the Company partnered with two sponsor banks for substantially all merchant transactions. Substantially all merchant transactions were processed by one merchant processor. Stock Based Compensation The Company accounts for its stock-based compensation plan using the fair value method, as prescribed by ASC Topic 718, Stock Compensation. The Company measures the grant date fair value based upon the market price of the of its wholly owned parent Newtek Business Services Corp. (“Newtek”) common stock on the date of the grant and amortizes this fair value to salaries and benefits ratably over the requisite service period or vesting term. Income Taxes The Company and its subsidiary are treated as flow-through entities for federal and state income tax purposes. Under present income tax laws, the Company is not subject to federal or state income taxes. The member is responsible for taxes on their respective share of the Company’s net income or losses. The Company reviews uncertain tax positions taken, or expected to be taken, in the course of preparing the Company’s consolidated financial statements to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. Management of the Company is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which include federal and certain states. The Company has no examinations in progress and none are expected at this time. The Company has reviewed the open tax years in major jurisdictions and concluded there is no tax liability, interest, or penalties resulting from unrecognized tax benefits relating to uncertain income tax positions taken, or expected to be taken, in future tax returns. Subsequent Events The Company has evaluated subsequent events for potential recognition and/or disclosure through February 24, 2022, the date these consolidated financial statements were available to be issued. 3. Fixed Assets The Company’s fixed assets are comprised of the following at December 31, 2021: Terminals $ 1,490,330 Software 698,334 Telephone systems 96,717 Computer equipment 28,265 Automobile 24,576 Website 9,500 Leasehold improvements 4,420 2,352,142 Less: accumulated depreciation and amortization (1,907,831) $ 444,311 Depreciation and amortization expense related to fixed assets for the year ended December 31, 2021 was approximately $190,000.

Newtek Merchant Solutions, LLC and Subsidiary Notes to Consolidated Financial Statements December 31, 2021 11 4. Goodwill The carrying value of goodwill at December 31, 2021 is approximately $13,814,000. The Company performed a qualitative assessment on goodwill to determine if it is more likely than not that the Company’s fair value is less than its carrying amount. Based on its qualitative assessment, the Company determined that goodwill was not impaired at December 31, 2021 and that no further assessment was required. There were no changes to the carrying value of goodwill during the year ended December 31, 2021. 5. Customer Merchant Accounts The net carrying value of customer merchant accounts was approximately $497,000 at December 31, 2021. Customer merchant accounts are amortized over an estimated useful life of 30 to 66 months, as appropriate. Total amortization expense of customer merchant accounts using the straight-line method is included in depreciation and amortization in the accompanying consolidated statements of income and was approximately $568,000 for the year ended December 31, 2021. Total expected amortization expense is as follows: Years Ending December 31, 2022 $ 333,690 2023 150,343 2024 12,865 $ 496,898 6. Investments During 2021, the Company made an investment in Biller Genie Software, LLC. The Company’s 1.74% interest is accounted for using the cost method because the Company’s investment is considered minor, representing less than 20% of the investee’s common stock. Therefore, the Company’s investment in Biller Genie Software, is carried at cost, $200,000, at December 31, 2021. Management analyzes this investment for potential impairment when events or changes in circumstances indicate that it is more likely than not that the cost of the investment will not be realized. There were no impairments during 2021. 7. Line of Credit and Bank Notes Payable, Net In November 2018, the Company entered into a Credit and Guarantee Agreement (the “Webster Agreement”), which extended a term loan for $35,000,000 (the “Webster Term Loan”) and a revolving line of credit (the “Webster RLOC” combined with the Webster Term Loan, the “Webster Facility”) with maximum borrowings of $15,000,000 for a total commitment of $50,000,000. All assets of the Company are pledged as collateral under the Webster Agreement and is guaranteed by Newtek. The Webster Facility provides for monthly interest payments and the Webster Term Loan provides for quarterly principal payments, with total remaining principal due at maturity. The Webster Facility matures in November 2023. Borrowings under the Webster Facility are classified either as a “Base Rate Loan” or a “LIBOR Rate Loan” at the Company’s election. Each LIBOR Rate Loan shall bear interest on the outstanding balance at a rate equal to LIBOR plus 2.5%, and each Base Rate Loan shall bear interest on the outstanding balance at a rate equal to the Prime Rate plus 1.5%. The effective interest rate at December 31, 2021 for the Webster Term Loan and was 2.60%.

Newtek Merchant Solutions, LLC and Subsidiary Notes to Consolidated Financial Statements December 31, 2021 12 The Webster Agreement requires certain restrictive covenants for which the Company was in compliance as of December 31, 2021. Total interest expense, excluding amortization of deferred financing costs, for the year ended December 31, 2021 was approximately $803,000. Amortization of deferred financing costs for the year ended December 31, 2021 was approximately $149,000 and is included in interest expense on the consolidated statements of income. The remaining amount of unamortized deferred financing costs incurred by the Company related to the Webster Facility was approximately $272,000 at December 31, 2021. Outstanding borrowings under the Webster RLOC was $0 at December 31, 2021. Outstanding borrowings under the Webster Term Loan consisted of the following at December 31, 2021: Principal $ 25,375,000 Unamortized deferred financing costs (271,626) Net carrying amount $ 25,103,374 Debt principal payments are as follows: Years Ending December 31, 2022 $ 4,812,500 2023 20,562,500 $ 25,375,000 8. Notes Receivable - Related Party The Company has extended a line of credit to Newtek. The Company had approximately $11,450,000 outstanding on its revolving line of credit with Newtek, at December 31, 2021. The line, which matures in November 2023, allows for maximum borrowings of $50,000,000 (subject to availability) and bears interest at a rate equal to that in effect under the Company’s Webster Facility, at any given time. The Company recorded related party interest income of approximately $387,000 during the year ended December 31, 2021. 9. Related Party Transactions The Company has related party transactions with Newtek and various portfolio companies of Newtek, including Automated Merchant Services, Inc. (“AMS”), Mobil Money LLC (“MOB”), Newtek Technology Solutions, Inc. (“NTS”) and PMTWorks Payroll, LLC (“PMT”). During the year ended December 31, 2021, the Company incurred residual expenses totaling approximately $185,000 from AMS and NTS, managed technology services costs of approximately $699,000 from NTS, licensing fees for zero cost payment processing of approximately $523,000 from MOB and payroll processing costs of approximately $19,000 from PMT. Included in salaries and benefits are charges from Newtek related to salaries for management and certain other employees that perform services for the Company. Total amounts allocated to the Company for the year ended December 31, 2021 were approximately $450,000. The Company subleases office space from Newtek in Lake Success, NY. The rent payment is based upon an allocation of headcount in the Lake Success office space. Rent expense for the years ended December 31, 2021 was approximately $251,000.

Newtek Merchant Solutions, LLC and Subsidiary Notes to Consolidated Financial Statements December 31, 2021 13 10. Stock Based Compensation Newtek has an incentive stock plan and contributes stock compensation expense to the Company using an allocation methodology similar to allocations utilized by Newtek and the Company recognizes compensation related expenses. The plan is summarized below: 2021 Stock Incentive Plan The 2021 Stock Incentive Plan allows employees and officers an opportunity to acquire Newtek’s common stock, par value $0.02 per share. Under the Plan, the Newtek has authorized that the awards should not exceed 150,000 shares and the maximum number of shares an employee may be granted in any calendar year is 10,000 shares. Incentive Stock Plan shall remain in effect until terminated by Managers. The Plan allows for grants of options which vest in accordance with a continuous service condition. Dividends paid on Stock Incentive Plan are accrued as of the dividend payment date, in shares of Stock at the Market Value price. For the year ended December 31, 2021, Newtek contributed $389,352 of stock compensation expense to the Company. As of December 31, 2021, there was $57,833 of total unrecognized compensation expense related to unvested shares. This compensation expense is expected to be recognized over a remaining period of approximately 2 years. 11. Commitments and Contingencies The Company has a Merchant ISO Agreement with a sponsor bank. Under the terms of the Merchant ISO Agreement, NMS is required to pay monthly minimum fees of $15,000 during the term of the agreement. The agreement renews automatically annually. Litigation As a result of prior litigation with the Federal Trade Commission, NMS voluntarily entered into, and is presently operating under, a permanent injunction with respect to certain of its business practices.